Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INNUITY, INC.
(Exact Name of Registrant as Specified in Its Charter)

UTAH	87-0370820
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
8644 154th Avenue NE
Redmond, Washington 98052
(425) 497-9909
(Address of Registrant’s Principal Executive Offices, including Zip Code)
INNUITY, INC. AMENDED AND RESTATED 1999 STOCK OPTION PLAN
(Full Title of the Plan)

Robert K. Bench
Chief Financial Officer
INNUITY, INC.
8644 154th Avenue NE
Redmond, Washington 98052
(425) 497-9909
(Name, Address, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Joseph M. Wallin, Esq.
DLA Piper Rudnick Gray Cary US LLP
701 Fifth Avenue, Suite 7000
Seattle, Washington 98104-7044
Telephone: (206) 839-4800
Facsimile: (206) 839-4801
     This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
	Amount to	Maximum	Aggregate	Amount of
	be	Offering Price	Offering	Registration
Title of Securities to be registered[1]	Registered[2]	Per Share[3]	Price[3]	Fee
Amended and Restated 1999 Stock Option
Common Stock, $0.00025 par value	4,440,466	$2.75	$12,211,281.50	$1,306.61

[1]	The securities to be registered include options and rights to acquire such shares of common stock.

[2]	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction, plus an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan or plans described herein.

[3]	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. The price for the shares is based upon the average of the high and low price of the registrant’s common stock on of May 8, 2006, as reported on the OTC Bulletin Board.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
          Innuity, Inc. (the “Company”) hereby incorporates by reference in this registration statement the following documents:
          (a) The Company’s latest annual report on Form 10-KSB filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s latest fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission (the “SEC”) on March 23, 2006;
          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and
          (c) The description of the Company’s common stock contained the Company’s registration statement on Form 10SB12G filed with the SEC on January 26, 2000, pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description.
          All documents subsequently filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities
          The class of securities to be offered is registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel
          Not applicable.
Item 6. Indemnification of Directors and Officers
     Section 16-10a-902 of the Utah Revised Business Corporation Act (the “UBCA”) provides that a Utah corporation may indemnify any individual made a party to a proceeding because he or she is or was a director, against liability incurred in the proceeding, if: (a) the director’s conduct was in good faith, (b) the director reasonably believed that his or her conduct was in, or not opposed to, the corporation’s best interests; and (c) in the case of any criminal proceeding, the director had no reasonable cause to believe such conduct was unlawful; provided, however, that a corporation may not indemnify a director under Section 16-10a-902 if the director was adjudged liable to the corporation in proceeding by or in the right of the corporation or adjudged liable for deriving an improper personal benefit. All indemnification is limited to reasonable expenses only.
     Section 16-10a-903 of the UBCA provides that, unless limited by its articles of incorporation, a Utah corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which the director was a party because he or she is or was a director of the corporation, against reasonable expenses incurred in connection with the proceeding or claim with respect to which the director has been successful.
     In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 of the UBCA provides that, unless otherwise limited by a corporation’s articles of incorporation, a director may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction.
     Under Section 16-10a-904 of the UBCA, a Utah corporation may pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding if the director furnishes the corporation a written affirmation of his or her good faith belief that the director has met the applicable standard of conduct, provides a written undertaking personally binding the director to pay the advance if it is ultimately determined that he or she did not meet the standard of conduct, and a determination is made that the facts then known to those making a determination would not preclude indemnification. The director’s undertaking need not be secured and may be accepted without reference to financial ability to make repayment. Section 16-10a-906 prohibits a corporation from making any discretionary indemnification, payment or reimbursement of expenses unless a determination has been made that the director has met the applicable standard of conduct.
     The determination required under Sections 16-10a-904 and 16-10a-906 of the UBCA must be made as follows: (1) by a majority vote of a quorum of the board of directors who are not parties to the proceeding; (2) if a quorum cannot be obtained as contemplated by (1), above, by a majority vote of a committee of two or more members of the board of directors who are not parties to the proceeding and are designated by the board of directors; (3) by special legal counsel selected by a quorum of the board of directors or its committee composed of persons determined in the manner prescribed in (1) or (2), above, or if a disinterested quorum of the board of directors or committee is not possible, then selected by a majority vote of the full board of directors, or (4) by a majority of the shareholders entitled to vote by person or proxy at a meeting.
     Section 16-10a-907 of the UBCA provides that, unless a corporation’s articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court-ordered indemnification under Section 905, in each case to the same extent as a director, (ii) a corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.
     Section 16-10a-908 of the UBCA provides that a corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan against liability asserted against or incurred by the individual in that capacity or arising from his status as such, whether or not the corporation would have the power to indemnify him or her against the same liability under Sections 902, 903 or 907 of the UBCA.
     Section 16-10a-909 of the UBCA provides that a provision treating a corporation’s indemnification of or advance for expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its stockholders or board of directors or in a contract, (except an insurance policy), or otherwise, is valid only if and to the extent the provision is not inconsistent with Sections 901 through 909 of the Revised Act. If the articles of incorporation limit indemnification or advancement of expenses, indemnification and advancement of expenses are valid only to the extent not inconsistent with the articles.
The Company’s Bylaws provide that:
     (i) the corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.
     (ii) the corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees)

actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such a person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine on application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
     (iii) to the extent that a director, officer, employee, or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in paragraphs (i) or (ii) above, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Any other indemnification under paragraphs (i) or (ii) above, shall be made by the corporation upon a determination that indemnification of the officer, director, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in paragraphs (i) or (ii). Such determination shall be made either (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding; or (ii) by independent legal counsel on a written opinion; or (iii) by the shareholders by a majority vote of a quorum of shareholders at any meeting duly called for such purpose.
     (iv) the indemnification allowed by the foregoing is not exclusive of any other indemnification granted under any provision of any statute, in the corporation’s Articles of Incorporation, the Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs and legal representatives of such a person.
     (v) expenses incurred in defending a civil or criminal action, suit, or proceeding as contemplated in the above summarized provisions of the Bylaws may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon a majority vote of a quorum of the Board of Directors and upon receipt of an undertaking by or on behalf of the director, officers, employee, or agent to repay such amount or amounts unless if it is ultimately determined that he or she is to indemnified by the corporation as authorized by the above summarized provisions of the Bylaws.
     (vi) the indemnification applies to all present and future directors, officers, employees, and agents of the corporation and shall continue as to such persons who ceases to be directors, officers, employees, or agents of the corporation, and shall inure to the benefit of the heirs, executors, and administrators of all such persons and shall be in addition to all other indemnification permitted by law.

     (vii) the corporation may purchase and maintain insurance on behalf of any person who is or was a director, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against any such liability and under the laws of the state of incorporation, as the same may hereafter be amended or modified.
Item 7. Exemption From Registration Claimed
          Not applicable.
Item 8. Exhibits
          See Exhibit Index.
Item 9. Undertakings
          The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on May 8, 2006.

INNUITY,	INC.

By: /s/ Robert K. Bench Robert K. Bench,
Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY
     The officers and directors of Innuity, Inc. whose signatures appear below, hereby constitute and appoint John R. Wall and Robert K. Bench, and each of them, their true and lawful attorneys-in-fact and agents, each with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any and all amendments to this registration statement on Form S-8, including post-effective amendments and any and all new registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and each of the undersigned does hereby ratify and confirm all that each said attorney-in-fact and agent, or their or his substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 8, 2006.

Signature	Title

/s/ John R. Wall	Chairman of the Board, Chief Executive Officer,
John R. Wall	Treasurer, Secretary and Director
(Principal Executive Officer)

/s/ Robert K. Bench	Chief Financial Officer
Robert K. Bench	(Principal Financial and Accounting Officer)

/s/ Keith A. Cannon	Director
Keith A. Cannon

/s/ John R. Dennis	President, Director
John R. Dennis

/s/ Harold H. Kawaguchi	Director
Harold H. Kawaguchi

/s/ Marvin A. Mall	Chief Operating Officer, Director
Marvin A. Mall

Signature	Title

/s/ Michael L. Snow	Director
Michael L. Snow

/s/ Greg M. Stevenson	Director
Greg M. Stevenson

EXHIBIT INDEX
4.1	Articles of Incorporation of the Company, as amended, are incorporated by reference to Exhibit 2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 17, 2000.

4.2	Articles of Amendment to Articles of Incorporation of the Company, as amended, are incorporated by reference to Exhibit 3.2 to the Company’s Form 10KSB filed with the Securities and Exchange Commission on March 23, 2006.

4.3	Amended and Restated Bylaws of the Company are incorporated by reference to Exhibit 3.3 to the Company’s annual report on Form 10-KSB filed with the Securities and Exchange Commission on March 23, 2006.

5	Opinion of Legal Counsel

23.1	Consent of DLA Piper Rudnick Gray Cary US llp (included in Exhibit 5)

23.2	Consent of Hansen, Barnett & Maxwell

24	Power of Attorney (included on signature page to this registration statement)